SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    CRANE CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                  [CRANE LOGO]

         CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902




                                                                  March 7, 1997

DEAR CRANE CO. SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 21, 1997 at the Sheraton Stamford Hotel, Freedom II Meeting Room, One First Stamford Place, Stamford, Connecticut.

     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be anopportunity for discussion of the Company and its activities. Our 1996 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the meeting regardless of the size of yourholdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

                                   Sincerely,

                                   /s/ R.S. EVANS
                                   --------------------------------------
                                   R.S. EVANS
                                   Chairman and Chief Executive Officer

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 21, 1997

                            ------------------------

                                                                March 7, 1997

To The Shareholders of Crane Co.:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held at the Sheraton Stamford Hotel, Freedom II Meeting Room, One First Stamford Place, Stamford, Connecticut on Monday, April 21, 1997 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect three directors to serve for three year terms until the Annual Meeting of Shareholders in 2000.

2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1997.

3. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

     The Board of Directors has fixed the close of business on February 28, 1997 as the date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                         By Order of the Board of Directors,


                                         -------------------------------------
                                         AUGUSTUS I. DUPONT
                                         Secretary

  IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FORYOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902

                            ------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 21, 1997

     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Sheraton Stamford Hotel, Freedom II Meeting Room, One First Stamford Place, Stamford, Connecticut, on Monday, April 21, 1997, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for each nominee for election as a director and for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1997. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting. The first date on which this proxy statement and enclosed form of proxy are being sent to the Company's shareholders is on or about March 7, 1997.

     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on February 28, 1997, the record date for determining shareholders entitled to vote at the meeting, the Company had issued and outstanding 45,551,059 shares of Common Stock, par value $1.00 per share ("Common Shares" or "Common Stock"). Each Common Share is entitled to one vote at the meeting. Directors will be elected by a plurality, and the approval of auditors will require the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners on all of the proposals to be considered at the meeting. With regard to the election of directors, votes may be cast in favor or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors, if a shareholder abstains from voting certain shares it will have the effect of a negative vote.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of nine members divided into three classes. At the meeting three directors are to be elected to hold office for three year terms until the 2000 Annual Meeting and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the

Company as of February 28, 1997 for each of the nominees for election and for each of those directors whose term will continue are set forth below:

                                                                 COMMON SHARES
                                                                 BENEFICIALLY
                                                                    OWNED (1)
                                                                 -------------

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2000

R. S. EVANS .....................................................  1,924,054
  Age 52; Director since 1979. Chairman and Chief Executive
     Officer of the Company. Chairman and Chief Executive
     Officer of Medusa Corporation. Other directorships:
     Fansteel, Inc., HBD Industries, Inc., Medusa Corporation.

DORSEY R. GARDNER ...............................................      4,203
  Age 54; Director 1982 to 1986 and since 1989. President, Kelso
     Management Company, Inc., Boston, MA (investment management). Other directorships: Filene's Basement Corp.,
     Medusa Corporation.

DWIGHT C. MINTON ................................................     26,715
  Age 62; Director since 1983. Chairman of the Board, Church &
     Dwight Co., Inc., Princeton, NJ (manufacturer of consumer and specialty products). Other directorships: Church &
     Dwight Co., Inc., First Brands Corporation, Medusa
     Corporation.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998

MONE ANATHAN, III ...............................................      2,819
  Age 57; Director since 1992. President, Filene's Basement
     Corp., Boston, MA (retailer). Other directorships:
     Brookstone, Inc., Filene's Basement Corp., Medusa
     Corporation.

RICHARD S. FORTE ................................................     10,896
  Age 52; Director since 1983. President, Dawson Forte Cashmere
     Company, South Natick, MA (importer). Chairman since
     January 1997 and, prior thereto, President, Forte Cashmere
     Company, Inc. (importer and manufacturer). Other directorships: Medusa Corporation.

JEAN GAULIN .....................................................      3,045
  Age 54; Director since 1996. Vice Chairman, President and
     Chief Operating Officer, Ultramar Diamond Shamrock
     Corporation, San Antonio, TX (petroleum refining and marketing) since 1996; Chairman and Chief Executive
     Officer, Ultramar Corporation, Greenwich, CT, 1992 to 1996
     (petroleum refining and marketing). Other directorships:
     Medusa Corporation, Quebec Telephone, Ultramar Diamond
     Shamrock Corporation.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999

E. THAYER BIGELOW, JR. ..........................................     15,308
  Age 55; Director since 1984. President and Chief Executive
     Officer, Time Warner Cable Programming Inc., Stamford, CT, a subsidiary of Time Warner Entertainment LP (basic cable television program services), 1991 to present; President, Home Box Office, Inc., a subsidiary of Time Warner, Inc.,
     1988 to 1991. Other directorships: Lord Abbett Mutual Funds,
     Medusa Corporation.

CHARLES J. QUEENAN, JR. .........................................     11,393
   Age 66; Director since 1986. Senior Counsel, Kirkpatrick &
     Lockhart LLP, Pittsburgh, PA (attorneys at law). Other directorships: Allegheny Teledyne Incorporated, Medusa
     Corporation.

                                                                 COMMON SHARES
                                                                 BENEFICIALLY
                                                                   OWNED (1)
                                                                 --------------

BORIS YAVITZ ....................................................     6,774
  Age 73; Director since 1987. Principal, Lear, Yavitz &
     Associates LLC, New York, NY (governance consultants);
     Paul Garrett Professor Emeritus of Public Policy and
     Business Responsibility, Dean Emeritus, Columbia
     University Graduate School of Business, New York, NY;
     Deputy Chairman and Director, Federal Reserve Bank of
     New York, 1976 to 1982; Director & Vice Chairman, The
     Institute for the Future. Other directorships: Israel
     Discount Bank of New York, Medusa Corporation.

-----------

(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans owns more than 1% of the outstanding Common Shares of the Company. See Beneficial Ownership of Common Stock by Directors and Management, page 4.

     The Board of Directors met 10 times during 1996. All directors attended 75% or more of the Board and Committee meetings which they were scheduled to attend.

     The Board of Directors has an Executive Committee, Audit Committee and Organization and Compensation Committee. The Company does not have a standing nominating committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met twice in 1996. The Audit Committee met three times in 1996 with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. The duties of the Organization and Compensation Committee include review and approval of the compensation of officers and business unit presidents, annual review of director compensation, administration of the EVA Incentive Compensation Plan, Stock Option Plan and Restricted Stock Award Plan and review and approval of significant changes or additions to the compensation policies and practices of the Company. The Organization and Compensation Committee met three times in 1996. (See the Committee's report on page 10.)

     The memberships of committees during 1996 were as follows: Executive
Committee: E. T. Bigelow, Jr., R. S. Evans, D.C. Minton and B. Yavitz; Audit
Committee: E. T. Bigelow, Jr., R. S. Forte, D. R. Gardner and C. J. Queenan, Jr. (Chairman); Organization and Compensation Committee: D. R. Gardner, J. Gaulin,
D. C. Minton and B. Yavitz (Chairman).

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $25,000 per annum. Pursuant to the Non-Employee Director Restricted Stock Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company with a market value equal to that portion of the standard annual retainer which exceeds $15,000. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In May 1996 each non-employee director received 360 restricted shares of Common Stock pursuant to the plan.

     Directors also receive $500 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis and in the form of a joint and survivor benefit and/or a pre-retirement spouse benefit. The plan is unfunded and benefits thereunder are payable from the Company's general assets.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                           BY DIRECTORS AND MANAGEMENT

     To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Option, Restricted Stock Award and Savings and Investment Plans. Directors also receive 40% of their annual retainer in Restricted Stock issued under the Non-Employee Director Restricted Stock Plan. The beneficial ownership of Common Stock by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table and the other executive officers of the Company as a group as of February 28, 1997 is as follows:


                                                        STOCK     SHARES IN
                                           SHARES      OPTIONS     COMPANY        TOTAL      % OF SHARES
                                           UNDER     EXERCISEABLE  SAVINGS        SHARES      OUTSTANDING
                             SHARES      RESTRICTED     WITHIN      PLAN       BENEFICIALLY      AS OF
                              OWNED     STOCK PLANS(1)  60 DAYS    (401(K))      OWNED(2)       2/28/97
                             ------     ------------- ----------- ----------   ------------  -------------
Non-Employee Directors
 and Nominees as a Group
 (8 persons) ...........      78,273         2,880        --          --           81,153        0.18%
R. S. Evans ............   1,119,254(3)    392,694     405,000       7,106      1,924,054        4.22%
L. H. Clark ............       3,489       114,111      81,750       1,109        200,459        0.44%
R. J. Muller, Jr. ......     183,240        49,406      18,000       8,933        259,579        0.57%
D. S. Smith ............       7,484        79,817      87,375       1,136        175,812        0.39%
M. L. Raithel ..........      95,598        38,606      82,125       4,076        220,405        0.48%
Other Executive
 Officers
 (4 persons) ...........      94,487        82,335     155,463       9,548        341,833        0.75%
Sub-Total--Directors
 and Executive
 Officers as a
 Group (18 persons) ....    1,581,824      759,849     829,713      31,908      3,203,295        7.03%
Key Employees (91 persons)     78,316      160,851     561,112     110,135        910,664        2.00%
                            ---------      -------   ---------     -------      ---------        -----
Total ..................    1,660,140      920,700   1,391,075     142,043      4,113,959         9.03%
                            =========      =======   =========     =======      =========        =====


-------

(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Does not include: 5,185,611 shares of Common Stock owned by The Crane Fund (See Principal Shareholders of the Company); nor 340,314 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 455,811 shares of Common Stock held by trusts for the pension plans of the Company and certain of its subsidiaries which shares may be voted or disposed of in the discretion of the trustees unless the sponsor of the particular plan directs otherwise. Messrs. Smith and Raithel and four other executive officers are Trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 1997, 4,234 other employees of the Company held 1,336,254 shares of Common Stock in the Crane Co. Savings and Investment Plan, 267 shares of Common Stock in the Mark Controls 401(k) Savings Plan, and 24,771 shares of Common Stock in the ELDEC Corporation Deferred Income Plan and Trust, resulting in a total of 5,475,250 shares of Common Stock held by directors, officers and employees or 12.02% of the outstanding shares of February 28, 1997.

(3) Includes 320 shares owned by Mr. Evans' spouse.

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Shares on February 28, 1997.

                                                      AMOUNT AND
                                                       NATURE OF
                            NAME AND ADDRESS           BENEFICIAL    PERCENT
TITLE OF CLASS            OF BENEFICIAL OWNER           OWNERSHIP    OF CLASS
--------------            -------------------          ----------   --------

Common ................    The Crane Fund (1)          5,185,611(1)  11.38%
                           100 First Stamford Place
                           Stamford, CT 06902

----------
(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A. I. duPont, R.B. Phillips, M.L. Raithel and D.S. Smith, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

                            EXECUTIVE COMPENSATION

A. SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and to each of the four most highly paid executive officers for each of the last three completed fiscal years.


                                              ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                                     ----------------------------------------   ---------------------------------------------------
                                                                     OTHER      RESTRICTED  SECURITIES                    ALL(4)
                                                                    ANNUAL         STOCK    UNDERLYING      LTIP (3)       OTHER
    NAME AND                                                     COMPENSATION    AWARDS(2)   OPTIONS/       PAYOUTS     COMPENSATION
 PRINCIPAL POSITION      YEAR        SALARY($)     BONUS(1)($)       ($)           ($)        SARS (#)        ($)            ($)
-------------------      ----        ---------     ----------    ------------   ----------  -----------     --------    ------------
R.S. Evans               1996         640,000        660,392       194,399        757,254      45,000      1,530,258       8,782
 Chairman and Chief      1995         610,000        526,256       153,450      3,678,192      45,000              0       7,644
 Executive Officer       1994         610,000        347,457       112,031              0      90,000              0       6,926

L. Hill Clark            1996         375,000        324,243        54,614         45,518      37,500        203,722       7,687
 President and Chief     1995         273,391        261,289        26,609         17,220      67,500              0       6,115
 Operating Officer       1994         240,000        121,714         9,375              0      30,000              0       7,523

R.J. Muller              1996         240,000        165,714        26,101         45,518      15,000        661,078       6,536
 Executive Vice          1995         240,000        182,833        32,912        130,872      18,000              0       5,429
 President               1994         240,000        181,662        34,361              0      18,000              0       5,699

D.S. Smith               1996         250,000        224,462        40,090         12,414      22,500        404,721       5,177
 Vice President--        1995         240,000        179,353        31,077          6,888      30,000              0       4,927
 Finance & Chief         1994         206,908        109,349        15,939              0      37,500              0       5,000
 Financial Officer

M. L. Raithel            1996         165,000        170,345        19,863         16,552      15,000        228,866       5,435
 Controller              1995         157,000        142,281        18,094         61,992      22,500              0       5,105
                         1994         151,000         93,001        16,879              0      22,500              0       4,620

---------

(1) The named executives have credited to their accounts under the Company's EVA Incentive Compensation Plan for Executive Officers (see Company's Organization & Compensation Committee Report on page 10) the following amounts which are subject to increase or decrease in future years:
     R.S.Evans $1,320,784; L.H. Clark $648,486; R.J.Muller $331,427; D.S.Smith
     $448,924; M.L.Raithel $340,689. Under the program one third of the account balance in any year will be payable to the named executive.

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Report on Executive Compensation by the Organization and Compensation Committee on page 10). Such shares will vest after 10 years of service or upon age 65, unless the restrictions are waived by the Committee upon early retirement.

(3) Shares of restricted stock issued under the Company's Restricted Stock Award Plan are generally subject to performance-based conditions on vesting and are classified as long term incentive awards reportable upon grant in Section D. Long Term Incentive Awards In Last Fiscal Year and in the column LTIP Payouts of this table upon vesting. In October 1996 the Organization and Compensation Committee amended the performance-based restricted stock awards granted in 1993 and 1994 to change the condition for lapse of restrictions from an all-or-nothing approach based on exceeding the specified benchmark to a sliding-scale approach using the same benchmark, and on November 6, 1996 restrictions lapsed on an aggregate of 34,368 shares of the 1994 grant (23.26%). The shares received by Messrs. Evans, Clark, Muller, Smith and Raithel upon such lapse of restrictions are included in the LTIP Payment for 1996.

     Theshares of restricted stock under the Restricted Stock Award Plan held by each of the persons identified in the table and the aggregate value thereof at December 31, 1996 were as follows:

                                        RESTRICTED STOCK AWARD PLAN
                            ----------------------------------------------------
                            RESTRICTED                  AGGREGATE
                            STOCK HELD      LTIP       RESTRICTED    AGGREGATE
                            # OF SHARES  # OF SHARES   SHARES HELD     VALUE
                            -----------  -----------   -----------   ---------
     R.S. Evans ..........   187,650       205,044       392,694    $11,388,126
     L.H. Clark ..........     2,400       111,711       114,111      3,309,219
     R.J. Muller .........     7,350        42,056        49,406      1,432,760
     D.S. Smith ..........       750        79,067        79,817      2,314,679
     M.L. Raithel ........     3,300        35,306        38,606      1,119,560

     Theshares of restricted stock which a re performance based, listed under the heading "LTIP," may lapse upon failure of the performance criteria, and so there is no assurance that the executive will realize the value presented above for such shares. Dividends are paid on all restricted stock at the same rate as other shares of outstanding Common Stock and are included in the column Other Annual Compensation of this table.

(4) Amounts in each case consist of the Company's matching contribution for the purchase of Common Stock in the Company's Saving & Investment Plan (401k) and premiums for life insurance.

B. OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1996.

                     NUMBER OF      % OF
                    SECURITIES   TOTAL OPTIONS/
                    UNDERLYING      SARS
                     OPTIONS/     GRANTED TO   EXERCISE OR
                       SARS      EMPLOYEES IN  BASE PRICE  EXPIRATION GRANT DATE
  NAME              GRANTED(1)   FISCAL YEAR(1) $/(SH)(2)     DATE      VALUE(3)
  ----              ----------   ------------- ----------  ---------- ----------
  R.S. Evans .......  45,000         9.36%        27.59     5/06/2006   $360,450
  L.H. Clark .......  37,500         7.80%        27.59     5/06/2006    300,375
  R.J. Muller ......  15,000         3.12%        27.59     5/06/2006    120,150
  D.S. Smith .......  22,500         4.68%        27.59     5/06/2006    180,225
  M.L. Raithel .....  15,000         3.12%        27.59     5/06/2006    120,150

-------------

(1)  No SARs were granted.

(2) The exercise price of options granted under the plan were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, ten years after grant. If employment terminates, the optionee may exercise the option only to the extent it could have been exercised on the date his employment terminated and within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $8.01 per share for each option granted. The estimated values assume a risk-free rate of return of 6.53%, stock price volatility of 26.89% a dividend pay-out ratio of 1.81% and an average option term of 4.75 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated using the Black-Scholes model.

C. AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information concerning options exercised during the fiscal year ended December 31, 1996 by each of the named executive officers and the value of unexercised options held by such executive officers on December 31, 1996.



                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED            IN-THE-MONEY
                           SHARES                             OPTIONS/SARS(1) AT            OPTIONS/SARS(1) AT
                        ACQUIRED ON         VALUE             FISCAL YEAR END (#)         FISCAL YEAR END ($)(2)
  NAME                  EXERCISE (#)      REALIZED ($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
  ----                  ------------      ------------     -------------------------     -------------------------
  R.S. Evans .........         0                 0              405,000 / 90,000           5,080,744 / 455,344
  L.H. Clark .........         0                 0               81,750 / 78,750             762,306 / 359,166
  R.J. Muller ........    67,500           709,078               18,000 / 28,500             156,544 / 127,365
  D.S. Smith .........         0                 0               87,375 / 46,875             912,287 / 229,576
  M.L. Raithel .......    15,750           248,640               82,125 / 31,875             875,739 / 153,684

---------------

(1)  No SARs were granted.

(2) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

D. LONG TERM INCENTIVE AWARDS IN LAST FISCAL YEAR

     The following table shows long term incentive awards to the named executive officers during the fiscal year ended December 31, 1996.

                                                       PERFORMANCE
                                   NUMBER                OR OTHER
                                  OF SHARES            PERIOD UNTIL
                               UNITS OR OTHER           MATURATION
                                 RIGHTS (#)              OR PAYOUT
                               --------------          --------------
  R.S. Evans ...............      60,000            5% to 50% 11/06/98
                                                    5% to 100% 5/06/2001
  L.H. Clark ...............      30,000            5% to 50% 11/06/98
                                                    5% to 100% 5/06/2001
  R.J. Muller ..............       4,500            5% to 50% 11/06/98
                                                    5% to 100% 5/06/2001
  D.S. Smith ...............      18,750            5% to 50% 11/06/98
                                                    5% to 100% 5/06/2001
  M.L. Raithel .............       6,000            5% to 50% 11/06/98
                                                    5% to 100% 5/06/2001


     All long term incentive awards ("LTIP shares") were made under the Company's Restricted Stock Award Plan. During the restriction period the LTIP shares are subject to forfeiture and may not be sold, transferred, assigned or pledged ("the restrictions"). The restrictions on the LTIP shares shall automatically lapse in accordance with the following criteria:

          1) If on November 6, 1998 the price of the Company's Common Stock on such date exceeds $27.59, adjusted for stock splits and similar transactions (the "Stock Price Test") and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Common Stock) since May 6, 1996 exceeds the S&P 500 total return, then the restrictions will lapse on five percent of the LTIP share award for each one percentby which the Crane total return exceeds the S&P 500 total return, up to 50 percent of the LTIP share award;

          2) If on May 6, 2001 the Stock Price Test is met and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Common Stock) since November 6, 1998 exceeds the S & P 500 total return, then the restrictions will lapse on five percent of the LTIP share award for each one percent by which the Crane total return exceeds the S & P 500 total return, up to 50 percent of the LTIP share award;

          3) If on May 6, 2001 (if any portion thereof remains unvested by reason of the failure to satisfy sections 1 and 2 above) the Stock Price Test is met and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Company Common Stock) since May 6, 1996 exceeds the S & P 500 total return, then the restrictions will lapse on 10 percent of the LTIP share award for each one percent by which the Crane total return exceeds the S & P 500 total return, up to 100 percent of the LTIP share award; and

          4) Restrictions lapse on death, permanent disability, normal retirement age or a change in control.

     On May 6, 1996 the average price of a Company common share was $27.59. However, except in the case of death, disability or a change-in-control, recipients will realize value (other than dividends) only if the objectives stated above are achieved. Thus there is no assurance that any of the LTIP shares awarded will have value to the recipients.

E. PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the Dow Jones Industrial-Diversified Index in which the Company is included as one of 18 companies from December 31, 1991 to December 31, 1996. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon duringthe period.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CRANE CO.,
              S&P 500 AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX(1)
                         FISCAL YEAR ENDING DECEMBER 31,



                  [GRAPHICAL REPRESENTATION OF MOUNTAIN CHART]




  Crane Co.                     ($)   100    103    111    124   174   209
  S&P 500                       ($)   100    108    118    120   165   203
  DJ Industrial-Diversified     ($)   100    116    142    130   171   221



(1)  Peer companies in the Dow Jones Industrial-Diversified Index are:
     Allied-Signal, CBI Industries, Cooper Industries, Dexter Corp., Dover Corp., FMC Corp., Harsco Corp., Illinois Tool Works, Ingersoll-Rand Co., National Service Industries, Parker Hannifin Corp., PPG Industries, Raychem Corp., Stanley Works, Tenneco Inc., Trinova Corp.

                        REPORT ON EXECUTIVE COMPENSATION
                      BY THE ORGANIZATION AND COMPENSATION
                            COMMITTEE OF THE COMPANY

     In 1996 the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") continued to review and, where appropriate, adjust its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing awards of restricted common stock and stock options the value of which is keyed to increases in shareholder returns (primarily increases in the price of the Company's Common Stock). The Committee established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee continued a program using shares of restricted stock to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return.

     A. BASE SALARIES. While the Committee believes the Company's base salaries remain sufficiently competitive to attract and retain qualified executive officers and key managers, the Committee continued to shift its compensation emphasis from base salary and bonus based on a percentage thereof to incentive compensation, the amount of and eligibility for which are based on measurable increases in shareholder value and improved stock performance as discussed below. Increases in base salaries of executive officers averaged less than 4% during 1996.

     B. SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION--FOCUSED ON ECONOMIC VALUE ADDED. The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA") with a three year rolling horizon. EVA is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

     The program does not involve the meeting of pre-established goals, as such. Rather, the increase or decrease in EVA for a business unit during the year, both absolutely and compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating managers to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     While particular EVA formulas are tailored to the size and unique characteristics of the business unit or units for which a specific executive is responsible, the key elements of the EVA formula applicable to any individual are the cost of capital (generally the cost of capital to the Company), the return on capital, the amount of capital employed in the business unit, the net operating profit of the unit after tax and the prior year's EVA. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA of a business unit from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives or where appropriate for the business unit for which the executive is responsible. Executives receive a percentage of the measured entity's award. For executives responsible for more than one business unit, the formulais based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive.

     After the EVA award, whether positive or negative, for a particular year has been determined, it is credited to the executive's "bank account." If the executive's account is a positive number, one-third of the account balance is paid to the executive in cash annually. The remainder of the account balance represents that individual's "equity" in the account for future years. If EVA awards are negative, an account balance can be negative. In such case, the executive will receive no incentive compensation payments until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company adds interest to a positive balance or charges interest on a negative balance at an appropriate money market rate. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation. The bank account concept with the three year payout at risk gives the incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on business units and individuals for reasonableness and to preserve its incentivizing objectives, except that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

     C. LONG-TERM INCENTIVE COMPENSATION--FOCUSED ON SHAREHOLDER RETURN. The Company has used its existing Stock Option Plan and Restricted Stock Award Plan as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more and more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 40% of their annual retainer in Company Common Stock. To date, 12% of the Company's Common Stock is beneficially owned by directors, management and employees, with the Chairman and Chief Executive Officer owning 4.2% and the four other Named Executive Officers owning 1.9%. (See Beneficial Ownership of Common Stock by Directors and Management, page 4.) In early 1996, the Committee established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000). The Committee also continued to discourage sales of stock acquired by such individuals through the vesting of restricted stock grants and option exercises.

     (i) The Stock Option Plan. The Stock Option Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, ten years after grant. Because the Company's Stock Option Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 1996, the Committee granted 480,600 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock Award Plan. Under the Restricted Stock Award Plan, restricted shares of the Company's Common Stock may be awarded to selected key officers and employees. The Committee administers the plan and has the authority to select participants to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. Since 1990 the Committee has established various performance goals for the lapse of restrictions on stock awarded under the Plan involving the achievement over 2-1/2 and 5 year intervals of returns for the Company's shareholders (Common Stock price appreciation plus dividends) equal to or better than certain performance benchmarks, e.g. 125% of the shareholder return of the S&P 500 , 150% of such return or 17-1/2% compounded annually. If the conditions are not met, the restricted stock awards are forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. In 1996, 35,625 shares of restricted stock were forfeited because of failure to meet specified performance goals. In 1996, the Committee awarded 200,250 shares of performance-based restricted stock to officers and employees of the Company with the condition for lapse of restrictions (first used in 1995) on a sliding scale approach from 101% to 110% of the S&P 500 return (rather than a single target percentage of 125% of the S&P 500 return) to create an achievable incentive. (See Long Term Incentive Awards in Last Fiscal Year on page 7 for a description of the 1996 performance goals.) In addition, the Committee amended the restricted stock awards granted in 1993 and 1994 to make the same change in the condition for lapse of restrictions, and restrictions lapsed on 34,368 shares of the 1994 grant (23.26%) at its 2-1/2 year interval.

     In 1995, the Committee adopted a program to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies. Under this program, the Committee will grant to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock with a market value at the date of grant approximately equivalent to the present value of that portion of the Company's retirement benefit at normal retirement (age 65) lost by reason of the tax limitations and, in the case of the Chairman and Chief Executive Officer, at age 55 with 15 years of service in that capacity. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value if that objective is to be actually achieved. On the basis of that approach, the Committee awarded the amounts of restricted stock set forth in the Summary Compensation Table, the restrictions on which will lapse after 10 years of service or upon reaching age 65, whichever is earlier, with the understanding that the Committee can waive the conditions for the lapse of restrictions in the event of a request for early retirement.

     D. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. The Committee is of the view that the Chief Executive Officer compensation package should emphasize incentives closely linked to shareholder return through significant grants of stock options and performance-based restricted stock. The Committee noted the strong performance of the Chief Executive Officer in 1996, but determined to retain the base salary of the Chief Executive Officer at $640,000, a level which, in the judgment of the Committee, is appropriate for the Chief Executive Officer of a corporation of the size and complexity of the Company in its industrial category, so that further compensation to the Chief Executive Officer can only result from improvements in corporate performance and shareholder returns. The Chief Executive Officer's 1996 incentive compensation award of $865,514 under the EVA Incentive Compensation Plan for Executive Officers was calculated on the basis of the increase in the Company's EVA in 1996 plus a pre-established percentage of that EVA and credited to his "account" as provided for in the EVA Plan. The actual amount paid to the Chief Executive Officer for 1996 fromhis account was $660,392. The balance in the account is subject to increase or decrease depending upon EVA in subsequent years. The Chief Executive Officer was awarded 60,000 shares of performance-based restricted stock under the Restricted Stock Award Plan and 45,000 options under the Stock Option Plan which in the Committee's judgment will provide the appropriate incentive to a Chief Executive Officer of a Company the size and breadth of Crane Co. In 1996, the Chief Executive Officer forfeited 15,000 shares of performance-based restricted stock because the performance goals established in 1991 were not met, while restrictions lapsed on 13,956 shares of restricted stock at the 2-1/2 year interval of the 1994 grant (23.26%) after the conditions for lapse were changed by the Committee from an all-or-nothing target to the sliding-scale approach used in the 1995 and 1996 grants. If the established performance goals for the 1996 grant are not met (see Long Term Incentive Awards in Past Fiscal Year on page 7 above), those shares of restricted stock will be forfeited at the end of five years. The Chief Executive Officer was also granted 27,450 shares of time-based restricted stock to offset the impact of the tax limitations on his pension benefit under the Company's defined benefit pension plans. (See paragraph D above.)

     E. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Program for Executive Officers, which was approved by the shareholders at the 1994 Annual Meeting, is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Stock Option Plan and all performance-based grants of restricted stock to date under the Restricted Stock Award Plan will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 1996 to offset the impact of the tax limitations on pension benefits, as described in paragraph D above, would not satisfy the criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

                                       Submitted by:

                                       The Organization and Compensation
                                       Committee of the Board of Directors
                                       of Crane Co.

                                       B. Yavitz, Chairman
                                       D. R. Gardner
                                       J. Gaulin
                                       D. C. Minton

RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements which include completion of five years of service where employment is terminated prior to normal or other retirement or death as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 1-2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the ten years of service immediately preceding retirement less 1-2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Restricted Stock Award Plan and (iii) on or after January 1, 1993, incomederived from the Stock Option Plan and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan based on benefit accruals through December 31, 1996 for specified salary and years of service classifications, and assumes benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.

                              PENSION PLAN TABLE


     AVERAGE                                 YEARS OF SERVICE
     ANNUAL                    -----------------------------------------------
   COMPENSATION                  10        20        25        30         35
   ------------                ------    ------    ------    ------      ----
     $150,000 .............   $25,005   $50,010   $62,513    $75,015    $87,518
     $175,000 .............    29,173    58,345    72,931     87,518    102,104
     $200,000 .............    33,340    66,680    83,350    100,020    116,690
     $225,000 .............    37,508    75,015    93,769    112,523    131,276*
     $235,000 .............    39,175    78,349    97,936    117,524    136,111*
     $250,000** ...........    41,675    83,350   104,188    125,025*   145,863*

                                                (footnotes on following page)

---------------

* Effective January 1, 1996, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1997 limit is $125,000. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

** Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ( "Limitation "). As a result of the Limitation, the covered compensation under the Company's pension plan for each of Messrs. Evans, Clark, Muller, Smith and Raithel (who have 23, 6, 12, 5 and 26 years of service credit, respectively) was limited to $235,840 in 1993. However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ( "OBRA '93 Limitation "). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, and was increased to $160,000 for 1997. In no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.

OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with R.S. Evans, each other director of the Company, Messrs. Clark, Muller, Smith and Raithel and the four other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the last year's bonus, three times (Messrs. Evans, Clark, Smith and Raithel) or two times (Mr. Muller) his annual salary and either the last year's bonus or the average of the last three years' bonuses if higher, and all accrued deferred compensation and vacation pay, and employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements of Messrs. Evans, Clark, Smith and Raithel and one other executive officer not named in the Summary Compensation Table also provide that the employee may terminate his employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise, (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

TRANSACTIONS

     During 1996, the Company purchased approximately $223,000 worth of products from Peerless Winsmith, Inc. ("Peerless"), a wholly owned subsidiary of HBD Industries, Inc. ("HBD"). Mr. T.M. Evans, the father of Mr. R.S. Evans, is the controlling shareholder and a director of both companies. Mr. R.S. Evans is a shareholder and director of HBD.

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employeeof the Company and no executive officer of the Company has served as a director or memberof a compensation committee of another company of which any member of the Committee is an executive officer.

                      APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 1997. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of the firm will attend the Annual Meeting, have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be askedby shareholders.

                                  MISCELLANEOUS

     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Beacon Hill Partners, Inc. which will receive a fee for its services of $5,500 plus up to $1,750 in expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

     Incorporation by Reference. The Report on Executive Compensation on pages 10-13 and Section E. Performance Graph on page 9 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates said report or said graph by reference and neither the report nor the graph shall otherwise be deemed filed under such Acts.

     Next Annual Meeting. The Bylaws provide that the Annual Meeting of the Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 1998

Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 7, 1997.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing in your proxy promptly, no matter how large or how small your holdings may be.

                                    By Order of the Board of Directors,




                                    AUGUSTUS I. DUPONT
                                    Secretary

                                   CRANE CO.

                  ANNUAL MEETING OF SHAREHOLDERS APRIL 21, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned does hereby appoint and constitute R. S. Evans, A.I. duPont and D.S. Smith and each of them, his true and lawful agents and proxies with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 1997 at the Annual Meeting of Shareholders of Crane Co. to be held in the Freedom II Room at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 21, 1997, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such matters as may come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE

                              FOLD AND DETACH HERE

                                                                            0309

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES
AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------

1. Election of Directors.    FOR / /     WITHHELD / /
Nominees: R.S. Evans, D.R. Gardner and D.C. Minton

2. Approval of Deloitte & Touche LLP as independent auditors for the Company for 1997.

                FOR  / /       AGAINST / /     ABSTAIN / /


                                          The signer hereby revokes all proxies
                                          previously given by the signer to vote
                                          at said meeting or any adjournments
                                          thereof.

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          give full title as such.


                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE(S)                     DATE

                              FOLD AND DETACH HERE